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                                                      RULE 424(b)(3)
                                                      REGISTRATION NO. 333-40669

                             PRICING SUPPLEMENT NO. 14
                       TO PROSPECTUS DATED December 10, 1997
                        (As supplemented December 12, 1997)

                     INTERNATIONAL BUSINESS MACHINES CORPORATION

                                 MEDIUM-TERM NOTES
                                (Floating Rate Note)
                     (Due One Year or More from date of issue)

Designation: Floating Rate                        Original Issue Date:
Medium-Term Notes Due August 3, 1999              August 3, 1998

Principal Amount:  $100,000,000                   Maturity Date:
                                                  August 3, 1999

Issue Price (as a percentage of                   Regular Record Dates:
Principal Amount):  99.99214%                     Fifteenth calendar day
                                                  whether or not a
Interest Rate Base:  LIBOR (3 MONTH)              Business Day prior to
                                                  the corresponding
Spread:  MINUS 0.19%                              Interest Payment Date

Initial Interest Rate:   5.4975%                  Interest Payment Dates:
                                                  November 3, 1998,
Redemption Provisions:  None                      February 3, 1999,
                                                  May 3, 1999 and
Commission or Discount (as                        the Maturity Date
a percentage of Principal
Amount): 0.00786%
                                                  Interest Reset Dates:
CUSIP:  459 20Q BF0                               Each Interest Payment
                                                  Date (other than the
Index Maturity: 3 month                           Maturity Date)

Telerate Page: 3750                               Interest Reset Period:
                                                  Quarterly

                                                  Interest Determination
                                                  Dates: Second London
                                                  Banking Day preceding
                                                  each Interest Reset Date

                                                  Form:[X] Book-Entry
                                                       [ ]Certificated


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     This is a Pricing Supplement.  It adds to, or  supplements  the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides specific information about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms contained in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates, which we have specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for THREE (3) month LIBOR minus a Spread of nineteen basis points (0.19%).

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

     For purposes of this offering, a "Business Day" as used in this Pricing Supplement and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a London Banking Day ).

     Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

PLAN OF DISTRIBUTION

     The Notes will be sold to Credit Suisse First Boston Corporation for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  July 29, 1998